EXHIBIT 11

                            VALCOM, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE
                      FOR THE SIX MONTHS ENDED
                        JUNE 30, 2001 AND 2000

Computation of earnings per common share
                                            Six Months     Six Months
                                              Ended            Ended
                                          June 30, 2001    June 30, 2000
                                            --------------   --------------
Shares outstanding:                          93,356,507       90,039,843
Weighted average shares outstanding          91,735,000       89,900,000
Net loss                                   $ (1,569,888)    $    (63,541)
Preferred Dividend                                --               --
                                           --------------   --------------
Total                                        (1,569,888)        (63,541)
Net loss per share                         $    (0.02)     $     (0.00)
